Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

# ACCELERATED RETURN NOTES® (ARNs®)

| | Accelerated Return Notes® Linked to the EURO STOXX 50® Index |
|---|---|
| **Issuer** | Credit Suisse AG ("Credit Suisse") |
| **Principal Amount** | $10.00 per unit |
| **Term** | Approximately 14 months |
| **Market Measure** | EURO STOXX 50® Index (Bloomberg symbol: "SX5E") |
| **Payout Profile at Maturity** | • 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value<br>• 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk |
| **Capped Value** | [$11.40 - $11.80] per unit, a [14% - 18%] return over the Principal Amount, to be determined on the pricing date |
| **Investment Considerations** | This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, and are willing to accept a capped return, take full downside risk and forgo interim interest payments. |
| **Preliminary Offering Documents** | http://www.sec.gov/Archives/edgar/data/1053092/000095010313007348/dp42657_fwp-arn11.htm |
| **Exchange Listing** | No |

***You should read the relevant Preliminary Offering Documents before you invest.***
***Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.***



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Notes Return at Maturity
Market Measure Movement
Note Return at Maturity
Direct Investment in Underlying

*Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.*

**Risk Factors**

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

- Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
- Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
- Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.
- The initial estimated value of the notes on the pricing date will be less than their public offering price.
- If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
- You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
- Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within the Eurozone.

*Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.*

**This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated December 18, 2013, Product Supplement EQUITY INDICES ARN-1 dated October 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.**

**You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.**